Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Juniper Industrial Holdings, Inc. on Amendment No. 4 to Form S-4 of our report dated March 18, 2021, except for the effects of the restatement discussed in Notes 2, 7 and 9, as to which the date is April 23, 2021, which includes explanatory paragraphs as to the Company’s ability to continue as a going concern and as to the restatement of previously issued financial statements, with respect to our audits of the financial statements of Juniper Industrial Holdings, Inc. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from August 12, 2019 (Inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

April 25, 2021